Exhibit 10.41

767 Fifth Avenue, 24th Floor, New York, NY. 10153-0013

January 28, 2008

Mr. Sanjay Gupta

Dear Sanjay:

I am pleased to confirm the details of our offer to you to fill the role of Chief Marketing Officer – GMAC Financial Services. You will report to Al de Molina, Chief Operating Officer.

In this role, you will be responsible for all GMAC marketing activities, including cross sell opportunities, driving and executing our strategy to develop a full electronic banking platform, and developing a deposit-taking funding platform.

Commensurate with this appointment, your annual salary will be $400,000. Additionally, you will be paid a $600,000 signing bonus (less applicable taxes and deductions); this payment will be paid within thirty days of the commencement of your employment. Your annual cash incentive target for 2008 will be $750,000. Additionally, future salary, bonus, cash incentive targets, MPI awards, and LTIP awards will be regularly reviewed and set in accordance with your level of responsibility, performance, and annual incentive plan compensation planning process. You will also participate in the GMAC Management LLC Class C Membership Interest Plan (known as “MPI”) and the GMAC Long-Term Incentive Plan LLC Long-Term Phantom Interest Plan (known as “LTIP”). Your MPI grant will be 12 basis points and subject to the terms and conditions of the Plan, including your execution of an associated Award Agreement and the required IRC §83(b) election. Should you make the IRC §83(b) election within 30 days of your MPI grant as required by the IRS and as a condition of your grant, GMAC will pay all taxes associated with the election, based on the fair market value on the date of the grant.

Your LTIP grant for the 2008-2010 performance period will be 4 basis points and subject to the terms and conditions of the Plan, including your execution of an associated Award Agreement.

Your eligibility for most of the employee benefits commences the first day of the month following 30 days of employment. GMAC will reimburse you for your actual COBRA coverage costs and other reasonable benefit bridging costs with respect to lost coverage under your prior employer’s plans on a tax neutral basis. The GMAC Retirement Savings Investment Plan is a qualified 401(k) plan, which for 2008 provides a two percent company contribution of your eligible monthly base salary, which commences following twelve months of employment. In 2008, you will be eligible for 30 days of paid time off, and seven paid holidays. The GMAC benefit plans are very competitive relative to other global financial service companies.

Also as discussed, you will be eligible to participate in the GMAC Senior Management Vehicle Program, subject to the program terms and conditions, as well as any program changes as they may affect other managers at your level of responsibility. The program is currently under review and further details will be shared with you once they are finalized.

Notwithstanding any of the terms of this offer, your employment at GMAC will be at-will. Both you and GMAC may terminate your employment at any time, with or without cause. Additionally, GMAC reserves the right to amend, modify, or terminate each of its compensation and benefit plans at any time. In the event that you are involuntarily terminated you will be eligible to receive a minimum of six months separation pay. Should you voluntarily leave, you acknowledge and agree that for a period of one year following your termination date from GMAC, you will not solicit directly or indirectly any employee of GMAC. In addition, you will not become employed by or consult with a company that GMAC considers as a competitor.

This offer is contingent upon completion of an employment application, and a satisfactory reference and background check (including drug screen) that will be conducted after your acceptance of the offer and permission to contact your current employer. We will want to schedule these procedures as soon as you have accepted our offer, so that you can begin working with us as soon as practically possible, ideally March 1, 2008.

I am really looking forward to working closely with you in this very important role. I am confident that your leadership will help us create significant value for GMAC.

Please call me at 313-401-9039, or Ken Ulrich at 313-610-6471, should you have any questions about this offer. On behalf of the GMAC leadership team, I look forward to having you join us in a very important and strategic role. It will be great to have someone of your experience and knowledge at GMAC, during a crucial point in the development of a world-class business.

Very truly yours,

Anthony S. Marino

Chief Human Resources Officer

Cc:	Al de Molina
Ken Ulrich

I accept the foregoing terms of this offer as outlined above.

/S/ SANJAY GUPTA	February 20, 2008
Sanjay Gupta	Date